Exhibit 10.1

Revolution Medicines, Inc.

Non-Employee Director Compensation Program

As amended, March 10, 2022

This Revolution Medicines, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2020 Incentive Award Plan (the “Plan”). The cash and equity compensation described in this Program shall be paid or made, as applicable, automatically and without further action of the board of directors of the Company (the “Board”) to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Annual retainers will be paid in the following amounts to Non-Employee Directors:

Non-Employee Director:	$40,000
Lead Independent Director:	$25,000
Non-Executive Chair:	$30,000
Audit Committee Chair:	$16,000
Compensation Committee Chair:	$15,000
Nominating and Corporate Governance Committee Chair:	$10,000
Research and Development Committee Chair:	$10,000
Audit Committee Member (non-Chair):	$8,000
Compensation Committee Member (non-Chair):	$7,500
Nominating and Corporate Governance Committee Member (non-Chair):	$5,000
Research and Development Committee Member (non-Chair):	$5,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

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Initial Awards:

Each Non-Employee Director who is initially elected or appointed to serve on the Board shall be granted (i) an Option under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase 36,800 shares of Common Stock (the “Initial Option”) and (ii) 10,500 restricted stock units under the Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Initial RSUs” and together with the Initial Option, the “Initial Awards”).

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to 1/36th of the shares subject thereto on each monthly anniversary of the applicable date of grant such that the shares subject to the Initial Option are fully vested on the third anniversary of the grant, subject to the Non-Employee Director continuing in service through each such vesting date.

The Initial RSUs will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and, subject to the Non-Employee Director continuing in service through each such vesting date, will vest in 12 substantially equal quarterly installments commencing on the first Quarterly Vesting Date (as defined below) following the grant date. For the purposes of this Program, a “Quarterly Vesting Date” shall mean March 15, June 15, September 15 or December 15.

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Annual Awards:

Each Non-Employee Director who has been serving on the Board since prior to April 1 of the calendar year in which an annual meeting of the Company’s stockholders (each, an “Annual Meeting”) occurs and will continue to serve as a Non-Employee Director immediately following such meeting, shall be granted (i) an Option under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase 18,400 shares of Common Stock (the “Annual Option”) and (ii) 5,200 restricted stock units under the Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Annual RSUs” and together with the Annual Option, the “Annual Awards”).

Notwithstanding the foregoing, the number of shares subject to each Annual Award granted to any Non-Employee Director who joined the Board after the previous Annual Meeting, but prior to April 1 of the calendar year in which the applicable Annual Meeting occurs will be multiplied by a fraction, the numerator of which is the number of days elapsed between the date of such Non-Employee Director’s appointment and the applicable Annual Meeting and the denominator of which is 365, and rounded down to the nearest whole share.

For the avoidance of doubt, any Non-Employee Director who joins the Board after April 1 of a calendar year shall not be eligible for Annual Awards granted at the first Annual Meeting that occurs after their appointment in the calendar year of their appointment.

The Annual Option will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the Annual Meeting following the date of grant, subject to the Non-Employee Director continuing in service through such vesting date.

The Annual RSUs will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the first Quarterly Vesting Date following the date of grant and (ii) immediately prior to the Annual Meeting following the date of grant, subject to the Non-Employee Director continuing in service through such vesting date.

The per share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value of a share of Common Stock on the date the Option is granted.

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The term of each Option granted to a Non-Employee Director shall be ten years from the date the Option is granted.

No portion of the Initial Awards or Annual Awards which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service shall become vested and exercisable thereafter.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive Initial Awards, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Awards as described above.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the Awards granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Awards hereby are subject in all respects to the terms of the Plan (including Section 5.5 of the Plan limiting the sum of the grant date fair value of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Service Provider (as defined in the Plan) as compensation for services as a Non-Employee Director during any calendar year to $1,000,000). If the Company anticipates that the limit in Section 5.5 of the Plan will be exceeded, the Board will reduce compensation to a level deemed appropriate in its sole discretion. The grant of any Award under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

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